Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference to the Registration Statement on Form S-4 of our report dated February 28, 2020, relating to the consolidated financial statements of UpState New York Bancorp, Inc. and Subsidiary, appearing in this Current Report on Form 8-K/A.

Pittsford, New York

September 16, 2020